Exhibit 4.2

EXECUTION VERSION

MAXLINEAR, INC.

SECOND AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT

November 21, 2006

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TABLE OF CONTENTS

(Continued)

		Page
30.	Waiver of Potential Conflicts of Interest	16
31.	Adjustments for Stock Splits, Etc	16
32.	Costs and Attorneys’ Fees	16
33.	Amendment and Restatement of Prior Investor Rights Agreement	17

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MAXLINEAR, INC.

SECOND AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT

This Second Amended and Restated Investor Rights Agreement (this “Agreement”) is made as of November 21, 2006, by and among MaxLinear, Inc., a Delaware corporation (the “Company”), and each of the persons and entities listed on Exhibit A hereto.

NOW, THEREFORE, in consideration of the foregoing, the parties agree as follows:

1. Certain Definitions. As used in this Agreement, the following terms shall have the following respective meanings:

“Board” shall mean the Board of Directors of the Company.

“Commission” shall mean the United States Securities and Exchange Commission or any successor agency.

“Common Stock” shall mean shares of the Company’s Common Stock.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Holder” shall mean each Purchaser, and any transferee of Registrable Securities who pursuant to Section 15 below is entitled to registration rights hereunder.

“Major Holder” shall mean each Purchaser who holds (together with its affiliates) at least One Million Four Hundred Thousand (1,400,000) shares of Preferred (as adjusted for any subsequent stock splits, stock dividends, stock combinations or other recapitalizations).

“Preferred” shall mean any series of Preferred Stock of the Company (a) issued and sold by the Company pursuant to a stock purchase agreement approved by the Board or (b) any outstanding security exercisable for shares of any series of the Company’s Preferred Stock, if the issuance of such securities was approved by the Board.

“Purchaser” shall mean each person or entity who has (a) acquired shares of Preferred and who is a signatory to this Agreement, or (b) acquires securities of the Company in the future pursuant to an agreement with the Company and becomes a party to this Agreement pursuant to Section 24(b) hereof.

“Registrable Securities” shall mean (a) shares of Common Stock issued or issuable upon the conversion of the Preferred; (b) any Common Stock issued or issuable in respect of shares of the Preferred; (c) shares of Common Stock issued or issuable upon any conversion of the Preferred upon any stock split, stock dividend, recapitalization or similar event; and (d) any shares of Common Stock issued or issuable upon conversion or exercise of any convertible security for which subsequent registration rights are granted in accordance with Section 24(b) below; provided, however, that Registrable Securities shall not include shares of Common Stock that have been sold to or through a broker or dealer or underwriter in a public distribution or public securities transaction, sold in a transaction exempt from the registration and prospectus delivery requirements of the Securities Act under Section 4(1) thereof so that all transfer restrictions and restrictive legends with respect thereto, if any, are removed upon the consummation of such sale, or Registrable Securities sold by a person in a transaction in which rights under this Agreement are not assigned.

The terms “register,” “registered” and “registration” refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act and the declaration or ordering of the effectiveness of such registration statement.

“Registration Expenses” shall mean all expenses incurred by the Company in complying with Sections 4, 5, and 6 hereof, including, without limitation, all registration, qualification and filing fees, printing expenses, escrow fees, fees and disbursements of counsel for the Company, fees and disbursements of one counsel for selling Holders (not to exceed $15,000 on each registration), blue sky fees and expenses, and the expense of any special audits incident to or required by any such registration, but excluding all Selling Expenses.

“Restricted Securities” shall mean the securities of the Company required to bear the legend set forth in Section 11 hereof (or any similar legend).

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Selling Expenses” shall mean all underwriting discounts, selling commissions, and stock transfer taxes applicable to the securities registered by the Holders and any fees of counsel to any Holder (other than as allowed as a Registration Expense).

2. Restrictions on Transferability. The Restricted Securities shall not be transferable except upon the conditions specified in this Agreement, which conditions are intended to ensure compliance with the provisions of the Securities Act. Each Holder of Restricted Securities will cause any proposed transferee of the Restricted Securities held by such Holder to agree in writing to take and hold such Restricted Securities subject to the provisions and upon the conditions specified in this Agreement.

3. Notice of Proposed Transfers. The Holder of each certificate representing Restricted Securities by acceptance thereof agrees to comply in all respects with the provisions of this Section 3. Prior to any proposed transfer of any Restricted Securities, unless there is in effect a registration statement under the Securities Act covering the proposed transfer, the Holder thereof shall give written notice to the Company of such Holder’s intention to effect such transfer. Each such notice shall have a detailed statement of the circumstances surrounding the proposed transfer, and if reasonably requested by the Company, such Holder shall furnish to the Company either (a) a written opinion of legal counsel, who shall be reasonably satisfactory to the Company, addressed to the Company and reasonably satisfactory in form and substance to the Company’s counsel, to the effect that the proposed transfer of the Restricted Securities may be effected without registration under the Securities Act, or (b) a “no action” letter from the Commission to the effect that the transfer of such securities without registration will not result in a recommendation by the staff of the Commission that action be taken with respect thereto, whereupon the Holder of such Restricted Securities shall be entitled to transfer such

Restricted Securities in accordance with the terms of the notice delivered by such Holder to the Company; provided, however, that no opinion or “no action” letter need be obtained with respect to a transfer if no consideration is paid in connection to such transfer and the transfer is to (i) an affiliate of a Holder, (ii) the spouse, children, grandchildren or spouse of such children or grandchildren of any Holder or to trusts for the benefit of any Holder or such persons, (iii) to the partners or retired partners of a Holder that is a partnership in accordance with partnership interests, or (iv) to the members or former members of a Holder that is a limited liability company in accordance with their interest in such limited liability company. Each certificate evidencing the Restricted Securities transferred as above provided shall bear the appropriate restrictive legends described in Section 11 hereof, except that such certificate shall not bear any such restrictive legend if in the opinion of counsel for the Company such legend is not required.

4. Requested Registration.

(a) Request for Registration. If, at any time after the earlier of (i) the expiration of four years following the date of this Agreement and (ii) the expiration of six months following the Company’s initial registered public offering, the Company shall receive from any Holder or group of Holders of Registrable Securities representing not less than forty percent (40%) of the Registrable Securities then outstanding, a written request that the Company effect any registration, qualification or compliance with respect to all or a part of the Registrable Securities, the anticipated aggregate offering price of which would exceed $20,000,000, net of underwriting discounts and commissions, the Company will:

(i) promptly give written notice of the proposed registration, qualification, or compliance to all other Holders; and

(ii) as soon as practicable, use its best efforts to effect such registration, qualification or compliance (including, without limitation, the execution of an undertaking to file post-effective amendments, appropriate qualification under applicable blue sky or other state securities laws, and appropriate compliance with applicable regulations issued under the Securities Act and any other governmental requirements or regulations) as may be so requested and as would permit or facilitate the sale and distribution of all or any such portion of such Registrable Securities as are specified in such request, together with all or any such portion of the Registrable Securities of any Holder or Holders joining in such request as are specified in a written request received by the Company within twenty (20) days after receipt of such written notice from the Company; provided, however, that the Company shall not be obligated to take any action to effect any such registration, qualification or compliance pursuant to this Section 4:

(A) in any particular jurisdiction in which the Company would be required to execute a general consent to service of process in effecting such registration, qualification or compliance unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act;

(B) prior to ninety (90) days immediately following the effective date of any registration statement pertaining to securities of the Company (other than a registration of securities pursuant to Rule 145 promulgated under the Securities Act or with respect to an employee benefit plan); provided, however, that with respect to the Company’s initial registered public offering, such period will be one hundred eighty (180) days;

(C) prior to the time the Company abandons its efforts to effect its initial registered public offering if the Company has delivered written notice to the Holders within thirty (30) days of receiving a registration request under this Section 4 that the Company intends to effect such an initial registered public offering and intends to file for such offering within ninety (90) days; provided that the Company is actively employing in good faith all commercially reasonable efforts to cause such registration statement to become effective and the Company delivers to the Holders a certificate signed by the President and Chief Financial Officer of the Company stating that the estimated date of the Company’s filing of such registration is made in good faith; or

(D) after the Company has effected two (2) such registrations pursuant to this Section 4, and such registrations have been declared or ordered effective.

The Company shall not be required to maintain and keep any such registration under this Section 4 effective after the earlier to occur of (i) ninety (90) days from the date of effectiveness of such registration statement or (ii) such date as the disposition of the Registrable Securities subject to such registration has been completed.

Subject to the foregoing clauses, the Company shall file a registration statement covering the Registrable Securities so requested to be registered as soon as practicable after receipt of the request or requests of any Holder or Holders. If, however, the Company shall furnish to the Holder or Holders requesting a registration statement pursuant to this Section 4 a certificate signed by the President of the Company stating that, in the good faith judgment of the Board, it would be seriously detrimental to the Company and its stockholders for such registration statement to be filed and it is therefore essential to defer the filing of such registration statement, the Company shall have the right to defer such filing once within any twelve (12) month period for a period of not more than ninety (90) days after receipt of the request of the Holders initiating registration under this Section 4.

(b) Underwriting. If the Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request and the Company shall include such information in its written notice to the other Holders. The right of any Holder to registration pursuant to this Section 4 shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein.

The Company shall (together with all Holders proposing to distribute their securities through such underwriting) enter into an underwriting agreement in customary form with the managing underwriter selected for such underwriting by the holders of a majority of the Registrable Securities proposed by such Holders to be distributed through such underwriting and approved by the Company (such approval not to be unreasonably withheld). Notwithstanding any other provision of this Section 4, if the managing underwriter advises the Holders in writing that marketing factors require a limitation of the number of shares to be underwritten, then, subject to the provisions of Section 4(a) above, the Company shall so advise all Holders and the number of shares of Registrable Securities that may be included in the registration and underwriting shall be allocated among all Holders requesting inclusion in the registration in proportion, as nearly as practicable, to the respective amounts of Registrable Securities originally requested by such Holders to be included in the registration statement. No Registrable Securities excluded from the underwriting by reason of the managing underwriter’s marketing limitation shall be included in such registration.

If the managing underwriter has not limited the number of Registrable Securities to be underwritten, the Company may include securities for its own account or for the account of others (“Other Holders”) in such registration if the underwriter so agrees and if the number of Registrable Securities which would otherwise have been included in such registration and underwriting will not thereby be limited, and provided that the Company or the other selling stockholders shall bear an equitable share of the Registration Expenses in connection with such registration and underwriting. In no event shall any Registrable Securities be excluded from registration pursuant to this Section 3 in order to include securities, on the Company’s behalf or securities held by Other Holders.

If any Holder of Registrable Securities disapproves of the terms of the underwriting, such Holder may, subject to Section 7 hereof, elect to withdraw therefrom by written notice to the Company, the managing underwriter and the other Holders. The Registrable Securities and/or other securities so withdrawn shall also be withdrawn from registration; provided, however, that if by the withdrawal of such Registrable Securities a greater number of Registrable Securities held by other Holders may be included in such registration (up to the maximum of any limitation imposed by the underwriters), then the Company shall offer to all Holders who have included Registrable Securities in the registration the right to include additional Registrable Securities in the same proportion used in determining the underwriter limitation in this Section 4. If the registration does not become effective due to the withdrawal of Registrable Securities, then either (1) the Holders requesting registration shall reimburse the Company for expenses incurred in complying with the request or (2) the aborted registration shall be treated as effected for purposes of Section 4(a)(ii)(D).

5. Company Registration.

(a) Notice of Registration. If the Company shall determine to register any of its securities, either for its own account or the account of a security holder or holders exercising their respective demand registration rights (other than under Section 4 hereof), other than: (i) a registration relating solely to employee benefit plans; (ii) a registration relating to the offer and sale of debt securities; (iii) a registration relating to a corporate reorganization or other transaction on Form S-4; or (iv) any registration form that does not permit secondary sales, the Company will:

(i) promptly give to each Holder written notice thereof within thirty (30) days after such determination; and

(ii) include in such registration (and any related qualification under blue sky laws or other compliance), and in any underwriting involved therein, all the Registrable Securities specified in a written request or requests, made within fifteen (15) days after receipt of such written notice from the Company, by any Holder or Holders (a “piggyback” registration);

(b) Cut-Back and Allocation. Notwithstanding any other provision of this Section 5, if the managing underwriter determines that marketing factors require a limitation of the number of shares to be underwritten, the managing underwriter may limit the number of Registrable Securities to be included in the registration and underwriting; provided, however, any such limitation shall not prevent the Holders of Registrable Securities requesting to be included in such registration from including Registrable Securities representing at least twenty-five (25%) of the total number of securities registered thereby (except for the case of the Company’s initial public offering, in which event the managing underwriter may exclude all or any of the Registrable Securities proposed to be registered). In such event, the Company shall so advise all Holders of Registrable Securities which would otherwise be registered and underwritten pursuant hereto, and the number of shares of Registrable Securities that may be included in the registration and underwriting, if any, shall be allocated among the Holders in proportion, as nearly as practicable, to the respective amounts of Registrable Securities held by such Holders; provided, however, that any such limitation shall be applied to any other selling stockholder participating in such registration prior to any application to the Holders such that any other selling stockholder has its shares reduced or eliminated from participating in the registration and underwriting before any Registrable Securities are so reduced or eliminated. If any Holder disapproves of the terms of any such underwriting, such Holder may elect to withdraw therefrom by written notice to the Company and the managing underwriter. Any Registrable Securities excluded or withdrawn from such underwriting shall be withdrawn from such registration. Any registration subject to this Section 5 which includes any Registrable Securities of any Holder will be treated as a piggyback registration for purposes of Section 5(a)(ii).

(c) Right to Terminate Registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 5 prior to the effectiveness of such registration whether or not any Holder has elected to include securities in such registration.

6. Registration on Form S-3. The Company shall use its best efforts to qualify for registration on Form S-3, and to that end, the Company shall comply with the reporting requirements of the Exchange Act. After the Company has qualified for the use of Form S-3, each Holder shall have the right to request an unlimited number of registrations on Form S-3 (such requests shall be in writing and shall state the number of shares of Registrable Securities to be disposed of and the intended method of disposition of such shares by each such Holder), and as soon as practicable, use best efforts to effect such registration, qualification or compliance (including, without limitation, the execution of an undertaking to file post-effective amendments, appropriate qualification under applicable blue sky or other state securities laws, and appropriate compliance with applicable regulations issued under the Securities Act and any other governmental requirements or regulations) as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any Holder or Holders joining in such request as are specified in a written request delivered to the Company within twenty (20) days after delivery of such written notice from the Company; subject to the following limitations:

(a) the Company shall not be obligated to cause a registration on Form S-3 to become effective prior to ninety (90) days following the effective date of a Company-initiated registration (other than a registration effected solely to qualify an employee benefit plan or to effect a business combination pursuant to Rule 145 under the Securities Act);

(b) the Company shall not be obligated to cause a registration on Form S-3 to become effective prior to expiration of ninety (90) days following the effective date of the most recent registration pursuant to a request under Section 4 of this Agreement or pursuant to a request by a holder of registration rights under any other agreement of the Company granting Form S-3 demand registration rights that has been approved in accordance with Section 24(a) hereof;

(c) the Company shall not be required to effect more than two (2) registrations on Form S-3 pursuant to this Section 6 during any twelve (12) month period;

(d) the Company shall not be required to effect a registration on Form S-3 unless the Holder or Holders requesting registration propose to dispose of shares of Registrable Securities having an anticipated aggregate offering price to the public (net of underwriting discounts and commissions) of at least $1,000,000;

(e) the Company shall not be required to maintain and keep any such registration on Form S-3 effective after the earlier to occur of (A) ninety (90) days from the date of effectiveness of such registration statement or (B) such date as the disposition of the Registrable Securities subject to such registration has been completed;

(f) if the Company shall furnish to the Holder or Holders requesting a registration statement pursuant to this Section 6 a certificate signed by the President of the Company stating that, in the good faith judgment of the Board, it would be seriously detrimental to the Company and its stockholders for such registration statement to be filed, and it is therefore essential to defer the filing of such registration statement, the Company shall have the right to defer such filing once within any twelve (12) month period for a period of not more than ninety (90) days after receipt of the request of the Holders initiating registration under this Section 6.

The Company shall give notice to all Holders of the receipt of a request for registration pursuant to this Section 6 and shall provide a reasonable opportunity for all such other Holders to participate in the registration. Subject to the foregoing, the Company will use its best efforts to effect promptly the registration of all shares of Registrable Securities on Form S-3 to the extent requested by the Holder or Holders thereof for purposes of disposition.

7. Expenses of Registration. All Registration Expenses incurred in connection with any registration, qualification or compliance pursuant to Sections 4, 5, or 6 hereof shall be borne by the Company. All Selling Expenses relating to securities registered by the Holders shall be borne by the Holders of such securities pro rata on the basis of the number of shares so registered. Notwithstanding the foregoing, the Company shall not be required to pay for Registration Expenses pursuant to Sections 4 or 6 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered (which Holders shall bear such expenses), unless, in the case of a registration pursuant to Section 4, the holders of a majority of the Registrable Securities to be registered agree to forfeit one demand registration right pursuant to such section; provided, however, that if at the time of such withdrawal, the Holders have learned of a material adverse change in the condition, business or prospects of the Company from that known to the Holders at the time of their request, then the Holders shall not be required to pay any of such Registration Expenses and, if applicable, shall not forfeit their right to one demand registration pursuant to Section 4. If the Company shall withdraw a registration initiated under Section 5, the expenses of such withdrawn registration shall be borne by the Company.

8. Registration Procedures. In the case of each registration, qualification, or compliance effected by the Company pursuant to this Agreement, the Company will keep each Holder advised in writing as to the initiation of each registration, qualification, and compliance and as to the completion thereof. In connection with any registration effected pursuant to this Agreement, the Company will prepare and file such amendments and supplements to its registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement. At its expense the Company will furnish such number of prospectuses and other documents incident thereto as a Holder from time to time may reasonably request. In connection with any registration effected pursuant to this Agreement, the Company shall also (to the extent not otherwise expressly required pursuant to this Agreement):

(a) Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such registration statement to become effective;

(b) Use its commercially reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or blue sky laws of such jurisdictions as shall be reasonably requested by the Holders; provided, however, that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions; and

(c) Notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

9. Termination of Registration Rights. The registration rights granted pursuant to this Agreement shall terminate on the earlier to occur of (i) the expiration of five (5) years following the close of the Company’s initial public offering or, (ii) as to any Holder, at such time after the Company’s initial public offering as the Registrable Securities held by such Holder may be sold within any ninety (90) day period without restriction pursuant to Rule 144 promulgated under the Securities Act.

10. Lock-up Agreement. In consideration for the Company agreeing to its obligations under this Agreement, each Holder of Registrable Securities and each transferee pursuant to Section 15 hereof agrees, in connection with the first registration of the Company’s securities under the Securities Act, upon request of the Company or the underwriters managing any underwritten offering of the Company’s securities, not to (a) lend, offer, pledge, sell, contract to sell, sell any option or similar contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock

(whether such shares or any such securities are then owned by the Holder or are thereafter acquired) or (b) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Stock, without the prior written consent of the Company or such underwriters, as the case may be, for such period of time (not to exceed one hundred eighty (180) days or such longer period, not to exceed 18 days after the expiration of the 180-day period, as may be requested by the Company or an underwriter to accommodate regulatory restrictions on (i) the publication or other distribution of research reports and (ii) analyst recommendations and opinions, including, but not limited to, the restrictions contained in NASD Rule 2711(f)(4) or NYSE Rule 472(f)(4), or any successor provisions or amendments thereto) from the effective date of such registration as the Company or the underwriters may specify; provided, however, that all officers, directors and holders of one percent (1%) or more of the then outstanding capital stock of the Company are bound by agreements that are no less restrictive. The underwriters in connection with the Company’s initial public offering are intended third party beneficiaries of this Section 10 and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto. Each Holder agrees that the Company may instruct its transfer agent to place stop-transfer notations in its records to enforce the provisions of this Section 10 until the end of such period. This Section 10 shall supersede any conflicting provision of Section 4 or Section 6 above.

11. Restrictive Legend. Each certificate representing (a) the Preferred, (b) shares of the Common Stock issued upon conversion of the Preferred, (c) any security for which subsequent registration rights are granted in accordance with Section 24(b) of the Agreement, and (d) any other securities issued in respect of any shares described in clauses (a), (b), and (c) above upon any stock split, stock dividend, recapitalization, or similar event, shall (unless otherwise permitted by the provisions of Section 3 above) be stamped or otherwise imprinted with a legend in substantially the following form (in addition to any legend required under applicable state securities laws):

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”). THESE SECURITIES MAY NOT BE OFFERED, SOLD, PLEDGED OR TRANSFERRED UNLESS (I) THERE IS AN EFFECTIVE REGISTRATION STATEMENT COVERING SUCH OFFER, SALE OR TRANSFER OR (II) THERE IS AN OPINION OF COUNSEL, SATISFACTORY TO THE COMPANY, THAT AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT FOR SUCH OFFER, SALE OR TRANSFER IS AVAILABLE. COPIES OF THE AGREEMENTS COVERING THE PURCHASE OF THESE SECURITIES AND RESTRICTING THEIR TRANSFER MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE BY THE HOLDER OF RECORD OF THIS CERTIFICATE TO THE SECRETARY OF THE COMPANY AT ITS PRINCIPAL EXECUTIVE OFFICES.

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A LOCK-UP PERIOD FOLLOWING THE EFFECTIVE DATE OF A REGISTRATION STATEMENT OF THE COMPANY FILED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AS SET FORTH IN AN AGREEMENT BETWEEN THE COMPANY AND THE ORIGINAL HOLDER OF THESE SHARES, A COPY OF WHICH MAY BE OBTAINED AT THE PRINCIPAL OFFICE OF THE COMPANY. SUCH LOCK-UP PERIOD IS BINDING ON TRANSFEREES OF THESE SECURITIES.

Each Purchaser and Holder consents to the Company making a notation on its records and giving instructions to any transfer agent of the Preferred or the Common Stock in order to implement the restrictions on transfer established in this Section.

12. Indemnification.

(a) To the extent permitted by law, the Company will indemnify and hold harmless each Holder, each of its officers, directors and partners and such Holder’s legal counsel and independent accountants, and each person controlling such Holder within the meaning of Section 15 of the Securities Act, with respect to which registration, qualification or compliance has been effected pursuant to this Agreement, and each underwriter, if any, and each person who controls any underwriter within the meaning of Section 15 of the Securities Act, against all expenses, claims, losses, damages and liabilities (or actions in respect thereof), including any of the foregoing incurred in settlement of any litigation, commenced or threatened, arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any registration statement, prospectus, offering circular or other document, or any amendment or supplement thereto, incident to any such registration, qualification or compliance, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, or any violation or alleged violation by the Company of the Securities Act or the Exchange Act or the securities laws of any state or any rule or regulation thereunder, and relating to action or inaction required of the Company in connection with any such registration, qualification or compliance, and will reimburse each such Holder, each of its officers, directors and partners and such Holder’s legal counsel and independent accountants, and each person controlling such Holder, each such underwriter and each person who controls any such underwriter, for any legal and any other expenses reasonably incurred in connection with investigating, preparing or defending any such claim, loss, damage, liability or action; provided, however, that the Company will not be liable in any such case to the extent that any such claim, loss, damage, liability or expense arises out of or is based on any untrue statement or omission or alleged untrue statement or omission, made in reliance upon and in conformity with written information furnished to the Company by an instrument duly executed by such Holder or underwriter and stated to be specifically for use therein; provided further, however, that the indemnity agreement contained in this Section 12(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld).

(b) To the extent permitted by law, each Holder will, severally and not jointly, if Registrable Securities held by such Holder are included in the securities as to which such registration, qualification or compliance is being effected, indemnify the Company, each of its directors and officers and its legal counsel and independent accountants, each underwriter, if any, of the Company’s securities covered by such a registration statement, each person who controls the Company or such underwriter within the meaning of Section 15 of the Securities Act, and each other such Holder, each of its officers, directors and partners and each person controlling such Holder within the meaning of Section 15 of the Securities Act, against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any such registration statement, prospectus, offering circular or other document, or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse the Company, such other Holders, such directors, officers, legal counsel, independent accountants, underwriters or control persons for any legal or any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement, prospectus, offering circular or other document in reliance upon and in conformity with written information furnished to the Company by an instrument duly executed by such Holder and stated to be specifically for use therein; provided, however, that the obligations of such Holder hereunder shall not apply to amounts paid in settlement of any such claims, losses, damages, or liabilities (or actions in respect thereof) if such settlement is effected without the consent of such Holder (which consent shall not be unreasonably withheld); provided further, however, that the obligations of such Holders hereunder shall be limited to an amount equal to the gross proceeds to each such Holder of Registrable Securities sold as contemplated herein.

(c) Each party entitled to indemnification under this Section 12 (the “Indemnified Party”) shall give notice to the party required to provide indemnification (the “Indemnifying Party”) promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom; provided, however, that counsel for the Indemnifying Party, who shall conduct the defense of such claim or litigation, shall be approved by the Indemnified Party (whose approval shall not be unreasonably withheld) and the Indemnified Party may participate in such defense at such Indemnified Party’s expense; and provided further, that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Agreement, except to the extent, but only to the extent, that the Indemnifying Party’s ability to defend against such claim or litigation is impaired as a result of such failure to give notice. No Indemnifying Party in the defense of any such claim or litigation shall, except with the consent of each Indemnified Party, which consent shall not be unreasonably withheld, consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation.

(d) If the indemnification provided for in this Section 12 is held by a court of competent jurisdiction to be unavailable to an Indemnified Party with respect to any loss, liability, claim, damage or expense referred to therein, then the Indemnifying Party, in lieu of indemnifying such Indemnified Party hereunder, shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, liability, claim, damage or expense in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party on the one hand and of the Indemnified Party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage or expense as well as any other relevant equitable considerations, provided, however, that the obligations of such Holders hereunder shall be limited to an amount equal to the gross proceeds to each such Holder of Registrable Securities sold as contemplated herein. The relative fault of the Indemnifying Party and of the Indemnified Party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the Indemnifying Party or by the Indemnified Party and such Parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

(e) Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with an underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

(f) The obligations of the Company and Holders under this Section 12 shall survive the completion of any offering of Registrable Securities in a registration statement under this Agreement, and otherwise.

13. Information by Holder. The Holder or Holders of Registrable Securities included in any registration shall furnish to the Company such information regarding such Holder or Holders and the distribution proposed by such Holder or Holders as the Company may reasonably request in writing and as shall be required in connection with any registration, qualification or compliance referred to in this Agreement.

14. Rule 144 Reporting. With a view to making available the benefits of certain rules and regulations of the Commission which may at any time permit the sale of the Restricted Securities to the public without registration, after such time as a public market exists for the Common Stock, the Company agrees to use its commercially reasonable efforts to:

(a) make and keep public information available, as those terms are understood and defined in Rule 144 promulgated under the Securities Act, at all times after the effective date of the first registration under the Securities Act filed by the Company for an offering of its securities to the general public;

(b) file with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements); and

(c) furnish to Holders upon request a written statement as to its compliance with the reporting requirements of Rule 144 (at any time after ninety (90) days after the effective date of the first registration statement filed by the Company for an offering of its securities to the general public), and of the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements), a copy of the most recent annual or quarterly report of the Company, and such other reports and documents of the Company as a Holder may reasonably request in availing itself of any rule or regulation of the Commission allowing such Holder to sell any such securities without registration.

15. Transfer of Rights. Provided that the Company is given prior written notice of such assignment, the rights granted hereunder to cause the Company to register securities may be assigned to (a) a transferee or assignee of Purchaser who acquires at least five hundred thousand (500,000) shares of Registrable Securities, (b) a subsidiary, parent, general partner, limited partner, retired partner or member of a Holder of Registrable Securities or (c) any family member or trust for the benefit of any individual Holder of Registrable Securities, provided that, in any case, (i) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned; (ii) such transferee or assignee agrees in writing to be bound by and subject to the terms and conditions of this Agreement, including, without limitation, the provisions of Section 10 hereof; and (iii) such assignment shall be effective only if immediately following such transfer the further disposition of such securities by the transferee or assignee is restricted under the Securities Act.

16. Financial Information.

(a) The Company will furnish the following reports to each Holder of Preferred as soon as practicable after the end of each fiscal year of the Company, and in any event within ninety (90) days after the end of each fiscal year of the Company, an audited consolidated balance sheet of the Company and its subsidiaries, if any, as at the end of such fiscal year, and audited consolidated statements of income and cash flows of the Company and its subsidiaries, if any, for such year, all prepared in accordance with U.S. generally accepted accounting principles consistently applied, certified by independent public accountants of recognized national standing selected by the Board.

(b) The Company will furnish the following reports to each Major Holder:

(i) as soon as practicable after the end of the first, second and third quarterly accounting periods in each fiscal year of the Company, and in any event within thirty (30) days after the end of the first, second, and third quarterly accounting periods in each fiscal year of the Company, and as soon as practicable after the end of each monthly accounting period in each fiscal year of the Company, and in any event within twenty (20) days after the end of each monthly accounting period in each fiscal year of the Company, an unaudited consolidated balance sheet of the Company and its subsidiaries, if any, as of the end of each such quarterly or monthly period, and unaudited consolidated statements of income and cash flows of the Company and its subsidiaries, if any, for such period, all prepared in accordance with U.S. generally accepted accounting principles consistently applied, except that such financial statements may (i) be subject to changes resulting from normal year-end audit adjustments and (ii) not contain all notes that may be required; and

(ii) as soon as practicable before the end of each fiscal year of the Company, and in any event at least thirty (30) days before the end of each fiscal year of the Company, the financial plan of the Company for the next fiscal year.

17. Inspection Rights. The Company agrees to permit, during normal business hours following reasonable request and notice, each Major Holder to examine the records and books of account of and visit and inspect the properties of the Company and any subsidiary, to discuss the affairs, finances and accounts of the Company and any subsidiary with any of its officers, directors or key employees and independent accountants, and consult with and advise the management of the Company and any subsidiary as to their affairs, finances and accounts, upon reasonable notice and during normal business hours. Neither the Company nor any subsidiary, nor any of their respective officers, directors, key employees of agents, shall be required to disclose details of contracts with or work performed for specific customers and other business partners where to do so would violate confidentiality obligations to those parties. Major Holders may exercise their rights under this Section 17 only for purposes reasonably related to their interests under this Agreement or as stockholders of the Company. The rights granted under this Section 17 may not be assigned or otherwise conveyed by a Major Holder or by any subsequent transferee of any such rights without the prior written consent of the Company.

18. Termination of Covenants. The covenants set forth in Sections 16 and 17 shall terminate and be of no further force or effect upon the first to occur of: (i) the consummation by the Company of a firm commitment underwritten public offering, (ii) a Liquidation (as such term is defined in the Company’s then current Certificate of Incorporation) of the Company, (iii) at such time as the Company is required to file reports pursuant to Section 13 or 15(d) of the Exchange Act, or (iv) with respect to the obligations of the Company to a Major Holder set forth in Sections 16 and 17, at such time that such Major Holder no longer qualifies as a Major Holder hereunder.

19. Confidentiality. Anything in this Agreement to the contrary notwithstanding, no Holder by reason of this Agreement shall have access to any trade secrets or classified information of the Company. The Company shall not be required to comply with any information rights of Section 16 or inspection rights of Section 17 in respect of any Holder whom the Company reasonably determines to be a competitor or an officer, employee, director or other affiliate of a competitor. Each Holder that is not otherwise subject to a written agreement of confidentiality to hold the information it receives pursuant to this Agreement in confidence, hereby acknowledges that the information received by them pursuant to this Agreement, including pursuant to attendance of meetings of the Board, is confidential and for its use only, and it will not use such confidential information in violation of the Exchange Act or reproduce, disclose or disseminate such information to any other person (other than its employees or agents having a need to know the contents of such information, and its attorneys), except in connection with the exercise of rights under this Agreement, unless the Company has made such information available to the public generally.

20. Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Delaware, as applied to agreements entered and to be performed entirely within Delaware.

21. Entire Agreement. This Agreement constitutes the full and entire understanding among the parties regarding the subject matter herein. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors, and administrators of the parties hereto.

22. Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by registered or certified mail, postage prepaid, or otherwise delivered by facsimile, by hand, by overnight delivery service or by messenger, addressed (a) if to a Holder, to such Holder’s address or facsimile number that such Holder shall have furnished to the Company in writing, and (b) if to the Company, to its principal executive offices and addressed to the attention of the Chief Executive Officer, or to such other address as the Company shall have furnished to the Holders.

Each such notice or other communication shall for all purposes of this Agreement be treated as effective or having been given when delivered if delivered personally or by facsimile, or, if sent by overnight delivery service, at the earlier of its receipt or twenty-four (24) hours after the same has been delivered by the Company to such overnight delivery service, or if sent by mail, at the earlier of its receipt or seventy-two (72) hours after the same has been deposited in a regularly maintained receptacle for the deposit of the United States mail, addressed and mailed as aforesaid.

23. Amendment. Any provision of this Agreement may be amended, waived or modified upon the written consent of (a) the Company and (b) holders of at least two-thirds (2/3) of the then outstanding shares of Registrable Securities held by the original signatories (and their permitted transferees and assignees) of this Agreement; provided, however, the foregoing notwithstanding, the rights of any individual holder of Registrable Securities shall not be amended or waived without the prior written consent of such holder if such amendment or waiver is materially adverse to such holder in a manner that differs materially from how similarly situated holders of Registrable Securities are affected. Any Holder may waive any of his or her rights or the Company’s obligations hereunder without obtaining the consent of any other Holder.

24. Limitations on Subsequent Registration Rights.

(a) From and after the date of this Agreement, the Company shall not enter into any agreement granting any holder or prospective holder of any securities of the Company registration rights with respect to such securities without the prior written consent of the holders of at least two-thirds (2/3) of the Registrable Securities then outstanding.

(b) Where the Company determines to grant any holder or prospective holder of any securities of the Company registration rights (in connection with the original issuance of the securities to which such rights relate) that have been approved by the holders of Registrable Securities in accordance with Section 24(a) and determines that the grant of such rights shall be made pursuant to this Agreement, then such grant shall be evidenced by the execution of an additional signature page to this Agreement by the Company and such holder, without any requirement on the part of the Company to seek any consent or approval of the Holders and the shares of the Company’s Common Stock issued or issuable to such holder shall be deemed Registrable Securities hereunder and such holder shall be deemed a Purchaser for purposes of this Agreement.

25. Aggregation. For the purposes of this Agreement, the number of shares of Registrable Securities held by a Holder shall include the holdings of its affiliates, and such holdings shall be aggregated together.

26. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original and all of which together shall constitute one instrument.

27. Telecopy Execution and Delivery. A facsimile, telecopy or other reproduction of this Agreement may be executed by one or more parties hereto, and an executed copy of this Agreement may be delivered by one or more parties hereto by facsimile or similar electronic transmission device pursuant to which the signature of or on behalf of such party can be seen, and such execution and delivery shall be considered valid, binding and effective for all purposes. At the request of any party hereto, all parties hereto agree to execute an original of this Agreement as well as any facsimile, telecopy or other reproduction hereof.

28. Jurisdiction; Venue. With respect to any disputes arising out of or related to this Agreement, the parties consent to the exclusive jurisdiction of, and venue in, the state courts in San Diego County in the State of California (or in the event of exclusive federal jurisdiction, the courts of the Southern District of California).

29. Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING (WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATED TO THIS AGREEMENT.

30. Waiver of Potential Conflicts of Interest. Each of the Holders and the Company acknowledges that Wilson Sonsini Goodrich & Rosati, Professional Corporation (“WSGR”) may have represented and may currently represent other Holders. In the course of such representation, WSGR may have come into possession of confidential information relating to such Holders. Each of the Holders and the Company acknowledges that WSGR is representing only the Company in this transaction. Each of the Holders and the Company understands that an affiliate of WSGR may also be a Holder under this Agreement. Pursuant to Rule 3-310 of the Rules of Professional Conduct promulgated by the State Bar of California, an attorney must avoid representations in which the attorney has or had a relationship with another party interested in the representation without the informed written consent of all parties affected. By executing this Agreement, each of the Holders and the Company hereby waives any actual or potential conflict of interest that may arise in this financing as a result of WSGR’s representation of such persons or entities in the financing, WSGR’s possession of such confidential information and the participation by WSGR’s affiliate in the financing. Each of the Holders and the Company represents that it has had the opportunity to consult with independent counsel concerning the giving of this waiver.

31. Adjustments for Stock Splits, Etc. Wherever in this Agreement there is a reference to a specific number of shares of Common Stock or Preferred Stock of the Company of any class or series, then, upon the occurrence of any subdivision, combination or stock dividend of such class or series of stock, the specific number of shares so referenced in this Agreement shall automatically be proportionately adjusted to reflect the affect on the outstanding shares of such class or series of stock by such subdivision, combination or stock dividend.

32. Costs and Attorneys’ Fees. In the event that any action, suit or other proceeding is instituted concerning or arising out of this Agreement or any transaction contemplated hereunder, the prevailing party shall recover all of such party’s costs and attorneys’ fees incurred in each such action, suit or other proceeding, including any and all appeals or petitions therefrom.

33. Amendment and Restatement of Prior Investor Rights Agreement. The First Amended and Restated Investor Rights Agreement, by and among the Company and the parties named therein, dated as of November 2, 2004 (the “Prior Agreement”), is hereby amended in its entirety and restated herein. All provisions of, rights granted and covenants made in the Prior Agreement are hereby waived, released and superseded in their entirety and shall have no further force or effect.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned have executed this Second Amended and Restated Investor Rights Agreement as of the date set forth above.

“COMPANY”	MAXLINEAR, INC. a Delaware corporation

	By:	/s/ Kishore V. Seendripu
Kishore V. Seendripu
President and Chief Executive Officer

[Signature Page to Second Amended and Restated Investor Rights Agreement]

“PURCHASERS”	BATTERY VENTURES VII, L.P.
By: Battery Partners VII, LLC Its general partner

	By:	/s/ Kenneth P. Lawler
Kenneth P. Lawler
Managing Member

BATTERY INVESTMENT PARTNERS VII, LLC
By: Battery Partners VII, LLC Its general partner

	By:	/s/ Kenneth P. Lawler
Kenneth P. Lawler
Managing Member

MISSION VENTURES III, L.P.
By: Mission Ventures Management III, LLC Its general partner

	By:	/s/ Edward E. Alexander
Edward E. Alexander
Managing Member

MISSION VENTURES AFFILIATES III, L.P.
By: Mission Ventures Management III, LLC Its general partner

	By:	/s/ Edward E. Alexander
Edward E. Alexander
Managing Member

[Signature Page to Second Amended and Restated Investor Rights Agreement]

U.S. VENTURE PARTNERS VIII, L.P.
USVP VIII AFFILIATES FUND, L.P.
USVP ENTREPRENEUR PARTNERS VIII-A, L.P.
USVP ENTREPRENEUR PARTNERS VIII-B, L.P.

By: Presidio Management Group VIII, L.L.C The General Partner of Each

By:	/s/ Michael P. Maher
Michael P. Maher
Attorney-In-Fact

SILICON VALLEY EQUITY FUND II, LP
By: AsiaTech Management LLC
Its General Partner

By:	illegible
Name:
Title:

ASIATECH TAIWAN VENTURE FUND, L.P.
By: AsiaTech Taiwan Ventures LLC Its General Partner

By:	illegible
Name:
Title:

UMC CAPITAL CORPORATION

By:	/s/ Duen-Chian Cheng
Duen-Chian Cheng,
President

[Signature Page to Second Amended and Restated Investor Rights Agreement]

JUNG-KUNG YANG

/s/ Jung-Kung Yang

JERRY CHAO

/s/ Jerry Chao

WS INVESTMENT COMPANY, LLC

By:	/s/ James Terranova
Name:
Title:

CURTIS LING

/s/ Curtis Ling

[Signature Page to Second Amended and Restated Investor Rights Agreement]

EXHIBIT A

Schedule of Holders

Battery Ventures VII, L.P.

Battery Investment Partners VII, LLC

U.S. Venture Partners VIII, L.P.

USVP VIII Affiliates Fund, L.P.

USVP Entrepreneur Partners VIII-A, L.P.

USVP Entrepreneur Partners VIII-B, L.P.

Mission Ventures III, L.P.

Mission Ventures Affiliates III, L.P.

Silicon Valley Equity Fund II, LP

AsiaTech Taiwan Venture Fund, LP

UMC Capital Corporation

Jung-Kung Yang

Jerry Chao

WS Investment Company, LLC

Curtis Ling